Exhibit 10.1

March 26, 2021

Norman Greenberg

12625 High Meadow Road

North Potomac, MD 20878

Re:Transition Separation and Consulting Agreement

Dear Norm:

This letter sets forth the substance of the transition separation and consulting agreement (the “Agreement”) that Atreca, Inc. (the “Company”) is offering to you to aid in your employment transition.

1.SEPARATION DATE. As you know, you have voluntarily resigned your employment with the Company.  If you timely sign and return this Agreement to the Company, and allow it to become effective, then your employment with the Company will continue through March 31, 2021, which will become your employment termination date (the “Separation Date”), unless your employment terminates sooner pursuant to Paragraph 2(c) below.  If termination occurs earlier or later than March 31, 2021, the actual date of termination shall become the “Separation Date” for purposes of this Agreement.  If you do not timely sign this Agreement, or you revoke it prior to it becoming effective, then you will not be entitled to any of the benefits set forth herein, including without limitation, the Severance Benefits (as defined below) or the Consulting Period (as defined below).

2.TRANSITION PERIOD.

(a)Duties.  Between now and the Separation Date (the “Transition Period”), you will retain your current title and position, pursuant to the terms of the Amended and Restated Executive Employment Agreement between you and the Company dated November 11, 2020 (the “Employment Agreement”).  During the Transition Period, you agree to transition your duties and projects for which you have been responsible to other Company personnel, and perform such other tasks reasonably requested of you by the Company from time to time. You may perform your duties remotely from your home or may come into the Company office, as requested or approved by the Company.  You agree to perform your Transition Period services in good faith and to the best of your abilities.  You must continue to comply with all of the Company’s policies and procedures and with all of your statutory and contractual obligations to the Company, including, without limitation, your obligations under your Employee Confidential Information and Inventions Assignment Agreement (the “Confidential Information Agreement,” a copy of which is attached hereto as Exhibit A), which you acknowledge and agree are contractual commitments that remain binding upon you, both during and after the Transition Period.

(b)Compensation/Benefits.  During the Transition Period, your base salary rate will remain the same ($438.152.00 per year). You will continue to be eligible for the Company’s standard benefits, subject to the terms and conditions applicable to such plans and programs.  Vesting of your

500 Saginaw Drive, Redwood City, CA 94063-4750

Norman Greenberg

March 26, 2021

Company stock options (the “Options”) will continue during the Transition Period.  Your Options, including the terms and conditions of the Options and your rights and obligations with respect to the Options, will continue to be governed by the terms of your stock option grant notices and agreements with the Company and the applicable equity plan or other agreements pursuant to which you acquired the Options. You acknowledge and agree that the temporary Housing and Travel Stipend (as defined by the Employment Agreement) is no longer necessary, and that the Company will cease paying you the Housing and Travel Stipend as of March 31, 2021.

(c)Termination. Nothing in this Agreement alters your employment at will status.  Accordingly, during the Transition Period you are entitled to resign your employment with or without cause or advance notice, and the Company may terminate your employment with or without cause  (including with or without Cause, as defined in the Employment Agreement) or advance notice.

3.FINAL PAY. On or shortly after the Separation Date, the Company will pay you all accrued salary earned through the Separation Date, subject to standard payroll deductions and withholdings.  You are entitled to this payment regardless of whether or not you sign this Agreement.  You acknowledge and agree that, consistent with our policy and practice of non-accrual of paid time off, as of the Separation Date you will not have any accrued but unused vacation time or paid time off for which you are entitled to payment.

4.EXPENSE REIMBURSEMENTS.  You agree that, within ten (10) business days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement.  The Company will reimburse you for these expenses pursuant to its regular business practice.

5.SEVERANCE BENEFITS.  If you (i) timely return this fully-signed Agreement to the Company and allow it to become effective; (ii) comply fully with your obligations hereunder (including without limitation, satisfactorily transitioning your duties during the Transition Period and returning all Company property pursuant Paragraph 8 below) and under your Confidential Information Agreement; and (iii) within twenty-one (21) calendar days after the Separation Date, execute and return to the Company a release of claims in the form attached hereto as Exhibit B (the “Separation Date Release”) and allow the Separation Date Release to become effective, then in full satisfaction of any obligation to provide you with severance benefits under the Employment Agreement (or otherwise), the Company will provide you with the following severance benefits (the “Severance Benefits”):

(a)Severance Pay.  The Company will pay you severance in an amount equivalent to nine (9) months of your base salary rate in effect as of the Separation Date (i.e., $438,512.00 per year), in the total amount of $328,884.00, subject to standard payroll deductions and withholdings (“Severance Pay”).  Your Severance Pay will be paid in a lump sum on the first regular payday that is at least one (1) week after the Release Effective Date (as defined in the Separation Date Release).

(b)Health Care Continuation Coverage.

(i)COBRA.  To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense after the last day of your employment.  Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.

Norman Greenberg

March 26, 2021

(ii)Health Insurance Severance Payment.  Your participation in the Company’s group health insurance plan will end on the last day of the month of the Separation Date. To the extent provided by COBRA, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense.  You will be provided with a separate notice describing your rights and obligations under the applicable laws of COBRA on or after the Separation Date.  As an additional Severance Benefit, the Company will pay you an additional severance payment, in the total amount of $8,633.70 (calculated approximately as the cost of nine (9) months of your COBRA premiums needed to continue your group medical, dental and vision insurance coverage (including coverage for eligible dependents, if applicable)), subject to applicable tax withholdings, paid in a lump sum at the same time as the Severance Pay described above.  You may, but are not obligated to, use such additional payment toward the cost of COBRA premiums. The COBRA premium payment will be taxable to you.

6.CONSULTING AGREEMENT.   The Company will engage you, through your entity, NMG Scientific Consulting USA, as a consultant on the terms set forth below. Though the Company will engage your entity, it is understood and agreed that you personally will be providing the consulting services to the Company.  You further understand that you will not be eligible for Company provided benefits during the Consulting Period (as defined below) and thereafter, except as otherwise provided for in Paragraph 5(b)(ii).

(a)Consulting Period.  The consulting relationship will be deemed to commence on  the Separation Date and will continue until December 31, 2021, which will become your consulting termination date (the “Consulting Termination Date”), unless terminated earlier pursuant to Paragraph 6(h) below (the “Consulting Period”).

(b)Consulting Services.  You agree to provide consulting services to the Company in any area of your expertise, including but not limited to, providing strategic advice and transition support regarding projects you have worked on for the Company (the “Consulting Services”).  During the Consulting Period, you will report directly to Ish Dhawan, VP, Program Management.  You agree to exercise the highest degree of professionalism and utilize your expertise and creative talents in performing these services.  You agree to make yourself available to perform such Consulting Services throughout the Consulting Period, on an as-needed basis, up to a maximum of five (5) hours per week.  You will not be required to report to the Company’s offices during the Consulting Period, except as specifically requested by the Company. When providing such services, you shall abide by the Company’s policies and procedures.

(c)Independent Contractor Relationship. Your relationship with the Company during the Consulting Period will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship after the Separation Date.  Other than the Severance Benefits, you will not be entitled to any of the benefits which the Company may make available to its employees, including but not limited to, group health or life insurance, profit-sharing or retirement benefits, and you acknowledge and agree that your relationship with the Company during the Consulting Period will not be subject to the Fair Labor Standards Act, the California Labor Code, or other laws or regulations governing employment relationships.

(d)Continued Vesting and Consulting Compensation.  Vesting of your Options will continue during the Consulting Period, subject to Paragraph 6(h) below.  Your Options, including the terms and conditions of the Options and your rights and obligations with respect to the Options, will

Norman Greenberg

March 26, 2021

continue to be governed by the terms of your stock option grant notices and agreements with the Company, and the applicable equity plan documents pursuant to which you acquired the Options.  In addition, during the Consulting Period and provided that you remain in compliance with this Agreement, you will receive as consulting fees $450.00 per hour for each hour of Consulting Services you are approved to perform and actually perform for the Company (the “Consulting Fees”).  Because you will be providing the Consulting Services as an independent contractor, the Company will not withhold any amount for taxes, social security or other payroll deductions from the Consulting Fees.  The Company will report the Consulting Fees on an IRS Form 1099.  You acknowledge that you will be entirely responsible for payment of any taxes that may be due on the Consulting Fees, and you hereby indemnify, defend and save harmless the Company, and its officers and directors in their individual capacities, from any liability for any taxes, penalties or interest that may be assessed by any taxing authority with respect to the Consulting Fees. The Consulting Fees will be paid within thirty (30) calendar days after the Company’s receipt and approval of your invoice for a particular calendar month of service during the Consulting Period, provided that no Consulting Fees will be owed or paid prior to the date this Agreement has been executed and become effective by its terms.

(e)Limitations on Authority.  You will have no responsibilities or authority as a consultant to the Company other than as provided above.  You will have no authority to bind the Company to any contractual obligations, whether written, oral or implied.  You agree not to represent or purport to represent the Company in any manner whatsoever to any third party unless authorized by the Company, in writing, to do so.

(f)Proprietary Information and Inventions.  You agree that, during the Consulting Period and thereafter, you will not use or disclose any confidential or proprietary information or materials of the Company, including any confidential or proprietary information that you obtain or develop in the course of performing the Consulting Services.  Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), you shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (i) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Any and all work product you create in the course of performing the Consulting Services will be the sole and exclusive property of the Company.  You hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing the Consulting Services.  You further acknowledge and reaffirm your continuing obligations under your signed Confidential Information Agreement, which is incorporated herein by reference.

(g)Other Work Activities and Representations.  Throughout the Consulting Period, you may engage in employment, consulting, or other work relationships in addition to your work for the Company.  You represent and warrant that you are self-employed in an independently established trade, occupation, or business, maintain and operate a business that is separate and independent from the Company’s business, hold yourself out to the public as independently competent and available to provide applicable services similar to the Consulting Services, have obtained and/or expect to obtain clients or customers other than the Company for whom you will perform services, and will perform work for the Company that you understand is outside the usual course of the Company’s business.  The Company will make reasonable arrangements to enable you to perform your work for the Company at such times and in such a manner so that it will not interfere with other activities in which you may engage.

(h)Termination of Consulting Period.  If you do not timely sign this Agreement, or you revoke it prior to it becoming effective, then the Consulting Period will terminate on the date that

Norman Greenberg

March 26, 2021

is thirty (30) days after you received this Agreement, and in such event you and the Company hereby agree that vesting of your Options will have ceased on March 31, 2021. Without waiving any other rights or remedies, the Company may terminate immediately the Consulting Period upon your breach of any provision of this Agreement or your Confidential Information Agreement.  Further, either you or the Company may terminate the Consulting Period at any time, for any reason, upon fifteen (15) calendar days’ notice to the other party.  Upon termination of the Consulting Period by either party, the Company will pay those fees incurred through and including the effective date of such termination.

(i)Post-Termination Extended Exercise Period.  Vesting of the Options will cease as of the Consulting Termination Date.  However, as an additional benefit under this Agreement, subject to approval by the Company’s Board of Directors, the Company will extend the post-employment period of time within which you may exercise any vested shares of the Options until the date that is twelve (12) months after the Consulting Termination Date.  Except as expressly modified in this Agreement, the Options will continue to be governed by the terms of the applicable grant notice, stock option agreement, and the Plan.  You understand and agree that the tax treatment of certain of your Options may change depending upon when you exercise them and that the Company makes no representation as to the tax treatment that will be afforded to any of your Options.  The Company encourages you to seek independent tax advice concerning the tax status of the Options and the corresponding tax implications of this Agreement and the benefits hereunder.

(j)Loss of ISO Status. You acknowledge and agree that as a result of the Company’s offer to extend the post-employment period of time within which you may exercise any vested shares of the Options, each Option will be converted to a nonstatutory stock option as of the date of execution of this Agreement and that upon the exercise of each respective Option, you will be treated as having received compensation income from the Company (taxable at ordinary income tax rates) equal to the excess, if any, of the aggregate fair market value of the exercised shares on the date of exercise over their aggregate exercise price.  In addition to the payment of the aggregate exercise price, your exercise of each respective Option is conditioned on payment to the Company of applicable income and employment taxes incurred upon exercise. You acknowledge and agree that you remain solely responsible for all employee related taxes associated with the exercise of each respective Option.

7.NO OTHER COMPENSATION OR BENEFITS.  You acknowledge that, except as expressly provided in this Agreement, you have not earned, will not earn by the Separation Date or the Consulting Termination Date, and will not receive from the Company any additional compensation, severance or benefits from the Company, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account). By way of example, you acknowledge that you have not earned and are not owed any equity, bonus, incentive compensation, severance benefits, or commissions. You further expressly acknowledge and agree that the benefits being provided to you under this Agreement are in full satisfaction of, and exceed, any severance benefits you are eligible to receive under the Employment Agreement and any other agreement, plan, or policy.  By executing this Agreement, you further agree and acknowledge that upon your execution of this Agreement, the Company’s obligations to provide you any and all severance benefits, other than as set forth in this Agreement, are hereby extinguished.

8.RETURN OF COMPANY PROPERTY.  By no later than the close of business on the Separation Date (or at any other time requested by the Company), you shall return to the Company all Company

Norman Greenberg

March 26, 2021

documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, financial and operational information, password and account information, customer lists and contact information, product and services information, research and development information, drawings, records, plans, forecasts, reports, payroll information, spreadsheets, studies, analyses, compilations of data, proposals, agreements, sales and marketing information, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, tablets, servers and other handheld devices), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company and all reproductions thereof in whole or in part and in any medium.  You agree that you will make a diligent search to locate any such documents, property and information within the timeframe referenced above. Notwithstanding the foregoing, the Company will allow you to retain Company property in your possession or control necessary for you to perform the Consulting Services, including your Company-issued phone and MacBook, until the Consulting Termination Date. In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within five (5) business days after the Separation Date (or at any other time requested by the Company), you must provide the Company with a computer-useable copy of such information and then permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system, as requested, to verify that the necessary copying and deletion is done.  Your timely compliance with the provisions of this paragraph is a precondition to your receipt of the benefits provided hereunder.

9.CONFIDENTIALITY.  The provisions of this Agreement shall be held in strictest confidence by you and shall not be publicized or disclosed in any manner whatsoever; provided, however, that:  (a) you may disclose this Agreement in confidence to your immediate family; (b) you may disclose this Agreement in confidence to your attorneys, accountants, auditors, tax preparers, and financial advisors; and (c) you may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.  In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee, consultant, or independent contractor of the Company.  Notwithstanding the foregoing, during the Consulting Period, you may inform Company employees and third parties that you are engaged as a consultant for the Company.

10.MUTUAL NONDISPARAGEMENT.  You agree not to disparage the Company or the Company’s officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation.  The Company agrees to instruct its executive officers not to disparage you in any manner likely to be harmful to you or your business reputation or personal reputation.  Notwithstanding the foregoing in this paragraph, you and the Company (including each of the Company’s executive officers) may respond accurately and fully to any question, inquiry or request for information when required by legal process or in connection with a government investigation.  In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under the whistleblower provisions of federal or state law or regulation, nor prevent you from disclosing information about unlawful acts in the workplace, including, but not limited to, sexual harassment.

11.COOPERATION.  You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company.  Such cooperation includes, without limitation, making yourself available

Norman Greenberg

March 26, 2021

to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony.  The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.

12.NO ADMISSIONS.  You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

13.RELEASE OF CLAIMS.

(a)General Release.  In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its affiliated, related, parent and subsidiary entities,  and each of their respective current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities, demands, causes of action, costs, expenses, attorney’s fees, damages, indemnities and obligations of every kind and nature, in law or equity or otherwise, known and unknown, suspected and unsuspected, arising out of or in any way related to agreements, events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement (collectively, the “Released Claims”).

(b)Scope of Release.  The Released Claims include, but are not limited to:  (i) all claims arising out of or in any way related to your employment with the Company, or the decision to terminate that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, paid time off, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Fair Employment and Housing Act, and the California Labor Code (as amended).  You further acknowledge and agree that the release of claims in this section is not provided in exchange for a raise, bonus, or as a condition of continued employment, but rather in exchange for the materially modified terms and conditions of employment during the Transition Period, eligibility for severance benefits you were not otherwise eligible to receive, and other consideration provided by the Company in this Agreement.

(c)ADEA Waiver.  You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and releases in this Agreement is in addition to anything of value to which you are already entitled.  You further acknowledge that you have been advised by this Agreement, as required by the ADEA, that:  (i) your waiver and release does not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) calendar days to consider this Agreement (although you may choose voluntarily to sign it sooner); (iv) you have seven (7) calendar days following the date you sign this Agreement to revoke it (by providing written notice of your revocation to me within the seven (7)-day period); and (v) this Agreement will not be

Norman Greenberg

March 26, 2021

effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after you sign it.

(d)Section 1542 Waiver.  YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.  In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims granted in this Agreement.

(e)Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party; under the charter, bylaws, operating agreements of the Company; the Company’s directors and officers liability insurance policy; or under applicable law; (ii) any rights which are not waivable as a matter of law; (iii) any rights you have to file or pursue a claim for workers’ compensation or unemployment insurance; and (iv) any claims for breach of this Agreement.  You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

14.PROTECTED RIGHTS. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”).  You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.

15.REPRESENTATIONS.  You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which you have not already filed a claim.

16.GENERAL.  This Agreement, including its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations, including but not limited to the Employment Agreement.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the

Norman Greenberg

March 26, 2021

Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

If this Agreement is acceptable to you, please sign below and return the original to me.  You have twenty-one (21) calendar days to decide whether you would like to accept this Agreement. The Company’s offer contained herein will automatically expire if we do not receive the fully signed Agreement within this timeframe.

I wish you good luck in your future endeavors.

Sincerely,

ATRECA, INC.

By:	/s/ John A. Orwin
John A. Orwin
President and Chief Executive Officer

Exhibit A – Employee Confidential Information and Inventions Assignment Agreement

Exhibit B – Separation Date Release

UNDERSTOOD, ACCEPTED AND AGREED:

/s/ Norman Greenberg
Norman Greenberg

March 31, 2021
Date

EXHIBIT A

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

500 Saginaw Drive, Redwood City, CA 94063-4750

EXHIBIT B

SEPARATION DATE RELEASE

(To be signed and returned to the Company on or within twenty-one (21) calendar days after the Separation Date)

In exchange for the consideration to be provided to me pursuant to that certain letter Transition Separation and Consulting Agreement between me and Atreca, Inc. (the “Company”) dated March 26, 2021 (the “Agreement”), I hereby provide the following Separation Date Release. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

I hereby represent that: (a) I have been paid all compensation owed and have been paid for all hours worked for the Company as an employee through the Separation Date; (b) I have received all the leave and leave benefits and protections for which I am eligible pursuant to the federal Family and Medical Leave Act, California Family Rights Act or otherwise; and (c) I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

I hereby generally and completely release the Company and its affiliated, related, parent and subsidiary entities, and each of their respective current and former directors, officers, employees, shareholders, partners, agents, attorneys, shareholders, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorney’s fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, arising out of or in any way related to agreements, events, acts, conduct or omissions occurring at any time prior to and including the date I sign this Separation Date Release (collectively, the “Released Claims”).

The Released Claims include, but are not limited to:  (a) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, paid time off, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (the “ADEA”), the California Fair Employment and Housing Act, and the California Labor Code (as amended).

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given for the waiver and releases in this Separation Date Release is in addition to anything of value to which I am already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release does not apply to any rights or claims that arise after the date I sign this Separation Date Release; (b) I should consult with an attorney prior to signing this Separation Date Release (although I may choose voluntarily not to do so); (c) I have twenty-one (21) calendar days to consider this Separation Date Release (although I may choose to voluntarily sign it sooner); (d) I have seven (7) calendar days following the date I sign this Separation Date Release to revoke it (by providing written notice of my revocation to the Company’s President and Chief Executive Officer within the seven (7)-day period); and (e) the Separation Date Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign it (the  “Release Effective Date”).

In giving the general release of claims herein, which includes claims that may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to the releases granted herein, including, without limitation, the release of unknown and unsuspected claims granted in this Separation Date Release.

Notwithstanding the foregoing, I am not hereby releasing any of the following claims (the “Excluded Claims”): (a) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party; under the charter, bylaws, or operating agreements of the Company; the Company’s directors and officers liability insurance policy; or under applicable law; (b) any rights that cannot be waived as a matter of law; (c) any rights I have to file or pursue a claim for workers’ compensation or unemployment insurance; and (d) any claims arising from the breach of the Agreement or this Separation Date Release. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims that I have or might have against any of the Released Parties that are not included in the Released Claims.

I agree not to disparage the Company, and the Company’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation. However, nothing herein shall prevent me from responding accurately and fully to any question, inquiry or request for information if required by legal process or in connection with a government investigation.  In addition, nothing herein shall prevent me from: making disclosures that are protected under the whistleblower provisions of federal law or regulation or under other applicable law or regulation; filing a charge or complaint with any Government Agency (as defined in the Agreement); communicating with any Government Agencies; or otherwise participating in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. However, I understand and agree that, to the maximum extent permitted by law, I am otherwise waiving any and all rights I may have to individual relief based on any claims I have released and any rights I have waived by signing this Separation Date Release, provided that this Separation Date Release does not limit my right to receive any award for information provided to the Securities and Exchange Commission.

This Separation Date Release, together with the Agreement (and its exhibits), constitutes the entire agreement between me, and the Company with respect to the subject matter hereof. I am not relying on any representation not contained herein or in the Agreement.

UNDERSTOOD, ACCEPTED AND AGREED:

/s/ Norman Greenberg	March 31, 2021
Norman Greenberg	Date